ITT Inc.
Board of Directors
Annual Compensation of Non-Employee Directors

Annual Retainer (cash)	$100,000 (paid annually)

Committee Chair Annual Retainer
•Audit Committee	$22,500 (paid annually)
•Compensation and Human Capital Committee	$17,500 (paid annually)
•Nominating & Governance Committee	$17,500 (paid annually)

Non-Executive Chairman Annual Retainer	$125,000 (50% cash; 50% restricted stock units) (paid annually)

Annual Equity Awards	Annual grant with a present value of $155,000 made on the date of the annual meeting of shareholders (vests one business day prior to subsequent annual meeting). The award is in restricted stock units, valued at the fair market value of the underlying stock on the date of grant. This award may be deferred by prior election. Taxable event occurs on vesting date, unless grant is deferred. The number of shares is rounded up to the nearest share.

New Directors	All annual compensation is pro-rated for new directors.

Compensation is paid on the date of the annual shareholder meeting (unless any equity retainer has been deferred by such non-employee director by prior election).
All other terms of ITT Inc.’s non-employee director compensation remain as disclosed in the ITT Inc. 2024 proxy statement.
Effective as of May 15, 2024

Confidential & Proprietary